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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
The Navigators Group, Inc.

We consent to incorporation by reference in Registration Statement No. 33-51608 on Form S-8 of The Navigators Group, Inc. and subsidiaries of our report dated March 12, 1996, except as to Note 16, which is as of March 19, 1996, relating to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which report appears in the December 31, 1995 Annual Report on Form 10-K of The Navigators Group, Inc. and subsidiaries. Our report refers to The Navigators Group, Inc. and subsidiaries change in method of accounting for certain investments in debt and equity securities in 1994 and reinsurance ceded in 1993.

/s/ KPMG Peat Marwick LLP

New York, New York
March 28, 1996